Exhibit 3.2

<Date Stamp dated May 20, 1999 for
the Secretary of State for the State of
Nevada appears here>






                     CERTIFICATE OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                        CLOVER CREST, INC.


     We the undersigned as President and Secretary of Clover Crest, Inc. do hereby certify:

     That the Board of Directors of said Corporation at a Clover Crest, Inc. meeting duly convened and held at 525 South 300 East, Salt Lake City, Utah 84111 on the 7th day of May, 1999 adopted a Resolution to amend the original Articles as follows:

          Delete Article I in its entirety and substitute in its place the following:

          Article I  The name of the Corporation is: Echo Services, Inc.

               Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filings of this Certificate.



/s/ April Marino
----------------
April Marino, President



/s/ Jeanne Ball
---------------
Jeanne Ball, Secretary/Treasurer


STATE OF UTAH       )
                    :ss.
COUNTY OF SALT LAKE )

     On this 7th day of May, 1999, personally appeared before me April Marino and Jeanne Ball, personally known to me or provided to me on the basis of satisfactory evidence to be the person whose name is signed on the preceeding document, and acknowledged to e that he signed it voluntarily for its stated purpose.